Exhibit 21
List of Subsidiaries of US BioEnergy Corporation
The following entities are the subsidiaries of US BioEnergy Corporation:

Name	Jurisdiction of Organization
US Bio Platte Valley, LLC	Nebraska
US Bio Woodbury, LLC	Michigan
US Bio Albert City, LLC	Iowa
US Bio Ord, LLC	Nebraska
US Bio Hankinson, LLC	North Dakota
US Bio Janesville, LLC	Minnesota
Big River Resources Grinnell, LLC	Iowa
US Bio Springfield, LLC	Delaware
US Bio Dyersville, LLC	Delaware
United Bio Energy Ingredients, LLC	Kansas
UBE Services, LLC	Kansas
US Bio Acquisition Sub, LLC	South Dakota